Exhibit 24.01

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints each of Stephen Ksenak and Ronit Fischer, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Annual Report on
Form 10-K for the year ended December 31, 2012 to be filed with the Securities and Exchange Commission and any and all amendments thereto, and any and all instruments and documents filed as a part of or in connection with said Form 10-K or amendments thereto, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent shall do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Michael A. Callen Michael A. Callen	Director	February 21, 2013

/s/ Jill M. Considine Jill M. Considine	Director	February 21, 2013

/s/ Paul R. DeRosa Paul R. DeRosa	Director	February 21, 2013

/s/ Philip N. Duff Philip N. Duff	Director	February 21, 2013

/s/ Thomas C. Theobald Thomas C. Theobald	Director	February 21,2013

/s/ Laura S. Unger Laura S. Unger	Director	February 21, 2013

/s/ Henry D. G. Wallace Henry D. G. Wallace	Director	February 21, 2013

/s/ David W. Wallis David W. Wallis	Director	February 21, 2013